Exhibit 4.2

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH MAY BE THE LEGAL COUNSEL OPINION (AS DEFINED IN THIS NOTE)), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144, RULE 144A OR REGULATION S UNDER SAID ACT OR OTHER APPLICABLE EXEMPTION. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $[____]	Issue Date: [__], 20[__]
Funded Purchase Price of Financing Shares: $[____]

UNSECURED CONVERTIBLE PROMISSORY NOTE (REPLACEMENT NOTE)

FOR VALUE RECEIVED, NEXGEL, INC., a Delaware corporation (hereinafter called the “Borrower” or the “Company”), hereby promises to pay to the order of [________________], or its registered assigns (the “Holder”), in the form of lawful money of the United States of America, the principal sum of $[____________] (subject to adjustment herein) (the “Principal Amount”), which is equal to the funded purchase price paid by the Holder for the shares of Common Stock purchased by the Holder pursuant to the Purchase Agreement (the “Financing Shares”), and to pay interest on the unpaid Principal Amount hereof at the rate of ten percent (10%) (the “Interest Rate”) per annum from the Exchange Date (as defined in the Purchase Agreement), which is the date hereof (the “Issue Date”) until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise, as further provided herein. This Note is an unsecured obligation of the Borrower and is issued in exchange for, and upon the cancellation of, the Financing Shares pursuant to Section 2.6 of the Purchase Agreement and Section 3(a)(9) of the Securities Act; provided that, to the extent the cancellation of any Financing Shares on the Issue Date is deferred pursuant to Section 2.6 of the Purchase Agreement because such cancellation would violate Section 160 of the Delaware General Corporation Law or other applicable law, this Note shall nonetheless be issued in the full Principal Amount and such Financing Shares shall be delivered for cancellation in accordance with Section 2.6 of the Purchase Agreement. The maturity date shall be twenty-four (24) months from the Issue Date (the “Maturity Date”), and is the date upon which the Principal Amount as well as any accrued and unpaid interest and other fees, shall be due and payable.

For purposes of Rule 144(d)(3)(ii), this Note shall be deemed to have been acquired on the applicable Closing Date under the Purchase Agreement, except to the extent issued for Abeyance Shares.

This Note may be prepaid or repaid in whole or in part as set forth herein.

Interest shall be computed on the basis of a 365-day year and the actual number of days elapsed. No default interest shall accrue or be payable under this Note.

Interest hereunder shall be due on a quarterly basis (each an “Interest Date”) on each of March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Issue Date and shall be payable in cash except as set forth herein. A Holder may deliver a written notice (each, an “Interest Election Notice”) to the Company on or prior to the tenth (10th) Trading Day immediately prior to the applicable Interest Date which notice elects to have the Holder paid all or a portion of the interest due for such Interest Date in shares of Common Stock based on the then current Conversion Price (as defined below) (the “Interest Shares”). Any Interest Shares shall be issued and delivered to the Holder in accordance with the terms of this Note.

All payments due hereunder (to the extent not converted into shares of common stock, $0.001 par value per share, of the Borrower (the “Common Stock”) in accordance with the terms hereof) shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of the Notes. Whenever any amount expressed to be due by the terms of the Notes is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day.

Each capitalized term used herein, and not otherwise defined, shall have the meaning ascribed thereto in that certain Securities Purchase Agreement, dated as of October [●], 2026, by and among the Company and the investors party thereto, pursuant to which the Holder purchased the Financing Shares in the New Capital Financing (the “Purchase Agreement”). As used in the Notes, (a) the term “Notes” means this Note and the other Replacement Notes issued in exchange for shares of Common Stock (or other securities) purchased pursuant to the Purchase Agreement, (b) “Principal Amount Threshold” means an aggregate amount of $1,000,000 in Principal Amount under all Notes, (c) “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price, and (d) “Legal Counsel Opinion” means a customary legal opinion letter of the Company’s counsel, supplied at the Company’s cost to the Company’s transfer agent and the Holder upon the Holder’s request, to the effect that the resale of the Conversion Shares by the Holder or its affiliates, successors and assigns is exempt from the registration requirements of the 1933 Act pursuant to Rule 144 (provided the requirements of Rule 144 are satisfied and provided the Conversion Shares are not then registered under the 1933 Act for resale pursuant to an effective registration statement) or other applicable exemption (provided the requirements of such other applicable exemption are satisfied), it being agreed that the Holder may (at the Company’s cost) at any time secure its own legal counsel to issue the Legal Counsel Opinion, and the Company will instruct its transfer agent to accept such opinion; provided that none of the Merger, the conversion of the Original Notes or the transactions contemplated by the Purchase Agreement shall constitute a Variable Rate Transaction. As used in the Notes, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed. As used herein, the term “Trading Day” means any day that a Principal Market (as defined in the Purchase Agreement) is open for trading.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of shareholders of the Borrower other than as shall have been waived, and will not impose personal liability upon the holder thereof.

The following terms shall also apply to the Notes:

ARTICLE I. CONVERSION RIGHTS

1.1 Conversion Right. The Holder shall have the right, at any time on or following the Issue Date, to convert all or any portion of the then outstanding and unpaid Principal Amount and interest into fully paid and non-assessable shares of Common Stock, as such Common Stock exists on the Issue Date, or any shares of capital stock or other securities of the Borrower into which such Common Stock shall hereafter be changed or reclassified, at the Conversion Price (as defined below) determined as provided herein (a “Conversion”); provided, however, that notwithstanding anything to the contrary contained herein, the Holder shall not have the right to convert any portion of the Notes, pursuant to Section 1 or otherwise, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s affiliates (the “Affiliates”), and any other Persons (as defined below) acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Notes with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted portion of the Notes beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 1.1, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Holder is solely responsible for any schedules required to be filed in accordance therewith. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 1.1, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Notes, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding at the time of the respective calculation hereunder or, if elected by the Holder under Section 2.5 of the Purchase Agreement, 9.99% of the number of shares of the Common Stock outstanding at the time of the respective calculation hereunder. “Person” and “Persons” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and any governmental entity or any department or agency thereof. The limitations contained in this paragraph shall apply to a successor holder of the Notes. The number of Conversion Shares to be issued upon each conversion of the Notes shall be determined by dividing the Conversion Amount (as defined below) by the applicable Conversion Price then in effect on the date specified in the notice of conversion, in the form attached hereto as Exhibit A (the “Notice of Conversion”), delivered to the Borrower or Borrower’s transfer agent by the Holder in accordance with Section 1.4 below; provided that the Notice of Conversion is submitted by facsimile or e-mail (or by other means resulting in, or reasonably expected to result in, notice) to the Borrower or Borrower’s transfer agent before 11:59 p.m., New York, New York time on such conversion date (the “Conversion Date”). The term “Conversion Amount” means, with respect to any conversion of the Notes, the sum of (1) the Principal Amount of the Notes to be converted in such conversion plus (2) at the Holder’s option, accrued and unpaid interest, if any, on such Principal Amount at the Interest Rate to the Conversion Date. The Holder covenants and agrees that it will not, directly or indirectly, effect or agree to effect any “short sale” (as defined in Rule 200 under Regulation SHO of the Exchange Act) of the Common Stock which establishes a net short position with respect to the Common Stock. Notwithstanding anything to the contrary contained in this Note, the Holder shall not be entitled to convert any portion of this Note, and the Company shall not issue any shares of Common Stock upon conversion, to the extent that such issuance would exceed the Exchange Cap (as defined in the Purchase Agreement) (the “Exchange Cap”), unless and until the Company obtains Stockholder Approval of the transactions contemplated by the Purchase Agreement and this Note in accordance with the rules and regulations of the Principal Market. The Company shall promptly call a meeting of its stockholders to seek such Stockholder Approval. Any portion of the Conversion Amount that cannot be converted due to the Exchange Cap shall remain outstanding and continue to accrue interest in accordance with this Note until such time as conversion is permitted; provided that, at the Company’s election, any shares of Common Stock that cannot be issued due to the Exchange Cap may instead be issued in the form of pre-funded warrants or convertible preferred stock or held in abeyance until such Stockholder Approval is obtained. In no event shall the Company be required to settle in cash any portion of this Note that cannot be converted due to the Exchange Cap.

1.2 Conversion Price.

(a) Calculation of Conversion Price. The per share conversion price into which Principal Amount and interest under the Notes shall be convertible into shares of Common Stock hereunder (the “Conversion Price”) shall equal $5.50 (which reflects $0.275 per share prior to giving effect to the 1-for-20 reverse stock split of the Common Stock effective October 12, 2026), subject to adjustment as set forth herein. As of a date that is twelve (12) months from the Issue Date and the Maturity Date, the Conversion Price shall automatically be adjusted to the lower of (i) the then current Conversion Price or (ii) the arithmetic average of VWAPs (as defined below) of the Common Stock for each of the five (5) Trading Days immediately preceding the applicable measuring date. If at any time the Conversion Price as determined hereunder for any conversion would be less than the par value of the Common Stock, then at the sole discretion of the Holder, the Conversion Price hereunder may equal such par value for such conversion and the Conversion Amount for such conversion may be increased to include Additional Principal, where “Additional Principal” means such additional amount to be added to the Conversion Amount to the extent necessary to cause the number of conversion shares issuable upon such conversion to equal the same number of conversion shares as would have been issued had the Conversion Price not been adjusted by the Holder to the par value price. The Conversion Price is subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events.

For the purposes of Section 1.2(a) above, “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 4.15. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

1.3 Authorized and Reserved Shares. The Borrower covenants that at all times until the Note is satisfied in full, the Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of a number of Conversion Shares equal to the number of Conversion Shares issuable upon the full conversion of the Notes (assuming no payment of Principal Amount or interest) at the time of such calculation (taking into consideration any adjustments to the Conversion Price as provided in the Notes) multiplied by three (3) (the “Reserved Amount”) [subject to the availability of authorized shares and Stockholder Approval]. The Borrower represents that upon issuance, the Conversion Shares will be duly and validly issued, fully paid and non-assessable. The Borrower (i) acknowledges that it has irrevocably instructed its transfer agent to issue certificates for the Conversion Shares or instructions to have the Conversion Shares issued as contemplated by Section 1.4(f) hereof, and (ii) agrees that its issuance of the Notes shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates or cause the Company to electronically issue shares of Common Stock to execute and issue the necessary certificates for the Conversion Shares or cause the Conversion Shares to be issued as contemplated by Section 1.4(f) hereof in accordance with the terms and conditions of the Notes.

If, at any time the Borrower does not maintain the Reserved Amount it will be considered an Event of Default (as defined in the Notes) under the Notes unless the Borrower causes its transfer agent to increase the amount of the reserved Common Stock to the Reserved Amount within five business days’ written notice by the Holder to the Borrower of such deficiency.

1.4 Method of Conversion.

(a) Mechanics of Conversion. This Note may be converted by the Holder in whole or in part, at any time on or following the Issue Date, by submitting to the Borrower or Borrower’s transfer agent a Notice of Conversion (by facsimile, e-mail or other reasonable means of communication dispatched on the Conversion Date prior to 11:59 p.m., New York, New York time). Any Notice of Conversion submitted after 11:59 p.m., New York, New York time, shall be deemed to have been delivered and received on the next Trading Day.

(b) Surrender of Note Upon Conversion. Notwithstanding anything to the contrary set forth herein, upon conversion of the Notes in accordance with the terms hereof, the Holder shall not be required to physically surrender the Notes to the Borrower unless the entire unpaid Principal Amount is so converted. The Holder and the Borrower shall maintain records showing the Principal Amount so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Borrower, so as not to require physical surrender of the Notes upon each such conversion. In the event of any dispute or discrepancy, such records of the Borrower shall, prima facie, be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if any portion of the Notes is converted as aforesaid, the Holder may not transfer the Notes unless the Holder first physically surrenders the Notes to the Borrower, whereupon the Borrower will forthwith issue and deliver upon the order of the Holder a new Note of like tenor, registered as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, representing in the aggregate the remaining unpaid Principal Amount of the Notes. The Holder and any assignee, by acceptance of the Notes, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of the Notes, the unpaid and unconverted Principal Amount of the Notes represented by the Notes may be less than the amount stated on the face hereof.

(c) Payment of Taxes. The Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock or other securities or property on conversion of the Notes in a name other than that of the Holder (or in street name), and the Borrower shall not be required to issue or deliver any such shares or other securities or property unless and until the person or persons (other than the Holder or the custodian in whose street name such shares are to be held for the Holder’s account) requesting the issuance thereof shall have paid to the Borrower the amount of any such tax or shall have established to the satisfaction of the Borrower that such tax has been paid.

(d) Delivery of Common Stock Upon Conversion. Upon receipt by the Borrower from the Holder of a facsimile transmission or e-mail (or other reasonable means of communication) of a Notice of Conversion meeting the requirements for conversion as provided in this Section 1.4, the Borrower shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder certificates for the Conversion Shares (or cause the electronic delivery of the Conversion Shares as contemplated by Section 1.4(f) hereof) within three (3) Trading Days after such receipt (the “Deadline”) (and, solely in the case of conversion of the entire unpaid Principal Amount and interest under the Notes, surrender of the Notes). If the Company shall fail for any reason or for no reason to issue to the Holder on or prior to the Deadline a certificate for the number of Conversion Shares or to which the Holder is entitled hereunder and register such Conversion Shares on the Company’s share register or to credit the Holder’s balance account with DTC (as defined below) for such number of Conversion Shares to which the Holder is entitled upon the Holder’s conversion of the Notes (a “Conversion Failure”), then, in addition to all other remedies available to the Holder, (i) the Company shall pay in cash to the Holder on each day after the Deadline and during such Conversion Failure an amount equal to 1.0% of the product of (A) the sum of the number of Conversion Shares not issued to the Holder on or prior to the Deadline and to which the Holder is entitled and (B) the closing sale price of the Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such Conversion Shares to the Holder without violating this Section 1.4(d); and (ii) the Holder, upon written notice to the Company, may void its Notice of Conversion with respect to, and retain or have returned, as the case may be, any portion of the Notes that has not been converted pursuant to such Notice of Conversion; provided that the voiding of a Notice of Conversion shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice. In addition to the foregoing, if on or prior to the Deadline the Company shall fail to issue and deliver a certificate to the Holder and register such Conversion Shares on the Company’s share register or credit the Holder’s balance account with DTC for the number of Conversion Shares to which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company, then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other reasonable and customary out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Conversion Shares) or credit such Holder’s balance account with DTC for such Conversion Shares shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Conversion Shares or credit such Holder’s balance account with DTC and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the closing sales price of the Common Stock on the date of exercise. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing the Conversion Shares (or to electronically deliver such Conversion Shares) upon the conversion of the Notes as required pursuant to the terms hereof.

(e) Obligation of Borrower to Deliver Common Stock. At the time that the Holder submits the Notice of Conversion to the Borrower or Borrower’s transfer agent, the Holder shall be deemed to be the holder of record of the Conversion Shares issuable upon such conversion, the outstanding Principal Amount and the amount of accrued and unpaid interest under the Notes shall be reduced to reflect such conversion, and, unless the Borrower defaults on its obligations under this Article I, all rights with respect to the portion of the Notes being so converted shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets, as herein provided, on such conversion. If the Holder shall have given a Notice of Conversion as provided herein, the Borrower’s obligation to issue and deliver the certificates for the Conversion Shares (or cause the electronic delivery of the Conversion Shares as contemplated by Section 1.4(f) hereof) shall be absolute and unconditional, irrespective of the absence of any action by the Holder to enforce the same, any waiver or consent with respect to any provision thereof, the recovery of any judgment against any person or any action to enforce the same, any failure or delay in the enforcement of any other obligation of the Borrower to the holder of record, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder of any obligation to the Borrower, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Holder in connection with such conversion. The Conversion Date specified in the Notice of Conversion shall be the Conversion Date so long as the Notice of Conversion is sent to the Borrower or Borrower’s transfer agent before 11:59 p.m., New York, New York time, on such date.

(f) Delivery of Conversion Shares by Electronic Transfer. In lieu of delivering physical certificates representing the Conversion Shares issuable upon conversion hereof, provided the Borrower is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer or Deposit/Withdrawal at Custodian programs, upon request of the Holder and its compliance with the provisions contained in Section 1.1 and in this Section 1.4, the Borrower shall use its best efforts to cause its transfer agent to electronically transmit the Conversion Shares issuable upon conversion hereof to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

1.5 Concerning the Shares. The Conversion Shares issuable upon conversion of the Notes may not be sold or transferred unless (i) such shares are sold pursuant to an effective registration statement under the 1933 Act or (ii) the Borrower or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be the Legal Counsel Opinion) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (to the extent the Conversion Shares are eligible to be sold pursuant to an exemption) or (iii) such shares are sold or transferred pursuant to Rule 144, Rule 144A, Regulation S, or other applicable exemption, or (iv) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Borrower who agrees to sell or otherwise transfer the shares only in accordance with this Section 1.5 and who is an Accredited Investor (as defined in the Purchase Agreement). Except as otherwise provided in the Purchase Agreement (and subject to the removal provisions set forth below), until such time as the Conversion Shares have been registered under the 1933 Act or otherwise may be sold pursuant to Rule 144, Rule 144A, Regulation S, or other applicable exemption without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for the Conversion Shares that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144, RULE 144A, REGULATION S UNDER SAID ACT, OR OTHER APPLICABLE EXEMPTION. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

The legend set forth above shall be removed and the Company shall issue to the Holder a certificate for the applicable Conversion Shares without such legend upon which it is stamped or (as requested by the Holder) issue the applicable Conversion Shares by electronic delivery by crediting the account of such holder’s broker with DTC, if, unless otherwise required by applicable state securities laws: (a) such Conversion Shares are registered for sale under an effective registration statement filed under the 1933 Act or otherwise may be sold pursuant to Rule 144, Rule 144A, Regulation S, or other applicable exemption without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) the Company or the Holder provides the Legal Counsel Opinion to the effect that a public sale or transfer of such Conversion Shares may be made without registration under the 1933 Act, which opinion shall be accepted by the Company so that the sale or transfer is effected. The Company shall be responsible for the fees of its transfer agent and all DTC fees associated with any such issuance. The Holder agrees to sell all Conversion Shares, including those represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any. In the event that the Company does not accept the opinion of counsel provided by the Holder with respect to the transfer of Conversion Shares pursuant to an exemption from registration, such as Rule 144, Rule 144A, Regulation S, or other applicable exemption, at the Deadline, notwithstanding that the conditions of Rule 144, Rule 144A, Regulation S, or other applicable exemption, as applicable, have been met, it will be considered an Event of Default under the Notes.

1.6 Effect of Certain Events.

(a) Effect of Merger, Consolidation, Etc. At the option of the Holder, the sale, conveyance or disposition of all or substantially all of the assets of the Borrower, or the consolidation, merger or other business combination of the Borrower with or into any other Person (as defined below) or Persons when the Borrower is not the survivor shall either: (i) unless otherwise waived, be deemed to be an Event of Default pursuant to which the Borrower shall be required to pay to the Holder upon the consummation of and as a condition to such transaction an amount equal to the Default Amount (defined in Section 3.20) or (ii) be treated pursuant to Section 1.6(b) hereof; provided, however, that the Merger and any transaction approved under the Note Amendment Documents shall not be deemed an Event of Default under this Section 1.6(a) and shall be treated pursuant to Section 1.6(b) hereof. “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

(b) Adjustment Due to Merger, Consolidation, Etc. If, at any time when the Notes are issued and outstanding and prior to conversion of all of the Notes, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Borrower shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Borrower or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Borrower other than in connection with a plan of complete liquidation of the Borrower, then the Holder of the Notes shall thereafter have the right to receive upon conversion of the Notes, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the Holder would have been entitled to receive in such transaction had the Notes been converted in full immediately prior to such transaction (without regard to any limitations on conversion set forth herein), and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of the Notes to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion hereof. The Borrower shall not effectuate any transaction described in this Section 1.6(b) unless (a) it first gives, to the extent practicable, at least thirty (30) days prior written notice (but in any event at least fifteen (15) days prior written notice) of the record date of the special meeting of shareholders to approve, or if there is no such record date, the consummation of, such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the Holder shall be entitled to convert the Notes) and (b) the resulting successor or acquiring entity (if not the Borrower) assumes by written instrument the obligations of this Section 1.6(b). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

(c) Adjustment Due to Distribution. If the Borrower shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Borrower’s shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the Holder of the Notes shall be entitled, upon any conversion of the Notes after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Common Stock issuable upon such conversion had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

(d) Purchase Rights. If, at any time when all or any portion of the Notes is issued and outstanding, the Borrower issues any convertible securities or rights to purchase stock, warrants, securities or other property (the “Purchase Rights”) pro rata to the record holders of any class of Common Stock, then the Holder of the Notes will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Notes (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(e) Dilutive Issuance. If the Borrower, at any time while the Notes or any amounts due hereunder are outstanding, issues, sells or grants (or has issued, sold or granted as of the Issue Date, as the case may be) any option to purchase, or sells or grants any right to reprice, or otherwise disposes of, or issues (or has sold or issued, as the case may be, or announces any sale, grant or any option to purchase or other disposition), any Common Stock or other securities convertible into, exercisable for, or otherwise entitle any person or entity the right to acquire, shares of Common Stock (including, without limitation, upon conversion of the Notes, and any convertible notes or warrants outstanding as of or following the Issue Date), in each or any case at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (it being agreed that if the holder of the Common Stock or other securities so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced, at the option of the Holder, to a price equal to the Base Conversion Price. Such adjustment shall be made whenever such Common Stock or other securities are issued. By way of example, and for the avoidance of doubt, if the Company issues a convertible promissory note (including but not limited to a Variable Rate Transaction), and the holder of such convertible promissory note has the right to convert it into Common Stock at an effective price per share that is lower than the then Conversion Price (including but not limited to a conversion price with a discount that varies with the trading prices of or quotations for the Common Stock), then the Holder has the right to reduce the Conversion Price to such Base Conversion Price (including but not limited to a conversion price with a discount that varies with the trading prices of or quotations for the Common Stock) in perpetuity regardless of whether the holder of such convertible promissory note ever effectuated a conversion at the Base Conversion Price. Notwithstanding the foregoing, no adjustment will be made under this Section 1.6(e) in respect of an Exempt Issuance. In the event of an issuance of securities involving multiple tranches or closings, any adjustment pursuant to this Section 1.6(e) shall be calculated as if all such securities were issued at the initial closing.

An “Exempt Issuance” shall mean the issuance of (a) shares of Common Stock or other securities to officers or directors of the Company pursuant to any stock or option or similar equity incentive plan duly adopted for such purpose, by a majority of the non-employee members of the Company’s Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose in a manner which is consistent with the Company’s prior business practices; (b) securities issued pursuant to the Merger or any merger, consolidation, acquisition or similar business combination approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; (c) securities issued pursuant to or in connection with the Purchase Agreement or the Note Amendment Documents; (d) securities issued upon conversion of the Original Notes or the Notes; (e) pre-funded warrants, convertible preferred stock or shares held in abeyance in lieu of shares that cannot be issued pursuant to the Exchange Cap or other applicable issuance limitation provisions of the Purchase Agreement, the Notes or the Note Amendment Documents; (f) securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by a majority of the disinterested directors of the Company; or (g) securities issued with respect to which the Holder waives its rights in writing under this Section 1.6(e).

(f) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price as a result of the events described in this Section 1.6, the Borrower shall, at its expense and within three (3) Trading Days after the occurrence of each respective adjustment or readjustment of the Conversion Price, compute such adjustment or readjustment and prepare and furnish to the Holder a certificate setting forth (i) the Conversion Price in effect at such time based upon the Dilutive Issuance, (ii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Note, (iii) the detailed facts upon which such adjustment or readjustment is based, and (iv) copies of the documentation (including but not limited to relevant transaction documents) that evidences the adjustment or readjustment. The Borrower shall, within three (3) Trading Days after each written request from the Holder, furnish to such Holder a like certificate setting forth (i) the Conversion Price in effect at such time based upon the Dilutive Issuance, (ii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of the Note, (iii) the detailed facts upon which such adjustment or readjustment is based, and (iv) copies of the documentation (including but not limited to relevant transaction documents) that evidences the adjustment or readjustment.

1.7 [Reserved.]

1.8 Status as Shareholder. Upon submission of a Notice of Conversion by a Holder, (i) the Conversion Shares covered thereby (other than the Conversion Shares, if any, which cannot be issued because their issuance would exceed such Holder’s allocated portion of the Reserved Amount or Maximum Share Amount) shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a Holder of such converted portion of the Notes shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Borrower to comply with the terms of the Notes. Notwithstanding the foregoing, if a Holder has not received certificates for all shares of Common Stock prior to the tenth (10th) business day after the expiration of the Deadline with respect to a conversion of any portion of the Notes for any reason, then (unless the Holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Borrower) the Holder shall regain the rights of a Holder of the Notes with respect to such unconverted portions of the Notes and the Borrower shall, as soon as practicable, return such unconverted Note to the Holder or, if the Note has not been surrendered, adjust its records to reflect that such portion of the Notes has not been converted. In all cases, the Holder shall retain all of its rights and remedies for the Borrower’s failure to convert the Notes.

1.9 Prepayment. At any time after the Issue Date and with the written consent of the Holder, the Borrower shall have the right, exercisable on three (3) Trading Days prior written notice to the Holder of the Note to request from the Holder the right to prepay all or a portion of the outstanding Principal Amount and interest then due under the Notes in accordance with this Section 1.9. Any notice of prepayment hereunder (an “Optional Prepayment Notice”) shall be delivered to the Holder of the Note at its registered addresses and shall state: (1) that the Borrower is exercising its right to prepay all or a portion of the Note, and (2) the date of prepayment which shall be three (3) Trading Days from the date of the Optional Prepayment Notice (the “Optional Prepayment Date”). The Holder shall have the right to accept or reject, in its sole discretion, all or any portion of the prepayment set forth in the Optional Prepayment Notice. On the Optional Prepayment Date, the Borrower shall make payment of the amounts, if any, agreed to by the Holder as specified by the Holder in writing to the Borrower. If the Borrower exercises its right to prepay the Note in accordance with this Section 1.9, the Borrower shall make payment to the Holder of an amount in cash equal to the Prepayment Factor (as defined below) multiplied by the Principal Amount and interest being prepaid. The “Prepayment Factor” shall mean 110%.

1.10 Repayment from Financing Proceeds. If, at any time after the Issue Date and prior to the full repayment or full conversion of all amounts owed under this Note, the Company receives cash proceeds from a Financing Transaction (as defined below), the Borrower shall, within four (4) Trading Days of Borrower’s receipt of such proceeds, inform the Holder of or publicly disclose such receipt, following which the Holder shall have the right in its sole discretion and on a pro rata basis with the other Holders of the Notes issued pursuant to the Purchase Agreement to require the Borrower to immediately apply up to 20% of such net proceeds received from a Financing Transaction to repay all or any portion of the outstanding Principal Amount and interest then due under this Note. A “Financing Transaction” means any transaction or series of related transactions pursuant to which the Company issues or sells any equity securities, debt securities (including convertible or exchangeable securities) or any securities exercisable for or convertible into equity or debt securities, in each cash for cash consideration, including any equity line, at-the-marketing sales agreement, SAFE, cash warrant exercise, registered direct offering, PIPE, private placement, or public offering; provided, however, that “Financing Transaction” shall not include the New Capital Financing, the Merger (including the Fountainhead Contribution), or any issuance under the Transaction Agreements or Note Amendment Documents.

1.11 Required Conversion. At any time after the Issue Date and so long as there is no existing Event of Default, if the closing price of the Company’s Common Stock equals or exceeds one hundred fifty percent (150%) of the then applicable Conversion Price for at least fifteen (15) Trading Days (not necessarily consecutive) during any twenty (20) Trading Day period, the Company may require the Holder by providing written notice (including email) to the Holder, and the Holder is required to comply, to submit a Notice of Conversion within three (3) Trading Days after such event occurs for a number of shares of Common Stock equal to the maximum number of shares of Common Stock allowable under the limitations set forth in Section 1.1 above. For purposes of this Section 1.11, “closing price” shall mean the closing sale price of the Common Stock as reported on the Principal Market.

ARTICLE II. CERTAIN COVENANTS

2.1 Ranking. This Note and the other Notes rank pari passu with the convertible promissory notes issued by the Company in April and May 2026, as amended (the “Original Notes”), in payment, conversion, default and enforcement rights, and senior to the Common Stock and junior equity of the Company. The Original Notes and the other Notes shall not be prohibited by Section 2.2.

2.2 Other Indebtedness. So long as the Borrower shall have obligations under the Notes which equal or exceed the Principal Amount Threshold, the Borrower shall not (directly or indirectly through any Subsidiary or affiliate) incur or suffer to exist or guarantee any indebtedness that is senior to or pari passu with (in priority of payment and performance) the Borrower’s obligations hereunder (except as set forth in Section 2.1 above), including but not limited to (a) all indebtedness of the Borrower for borrowed money or for the deferred purchase price of property or services, including any type of letters of credit, (b) all obligations of the Borrower evidenced by notes, bonds, debentures or other similar instruments, (c) purchase money indebtedness hereafter incurred by the Borrower to finance the purchase of fixed or capital assets, including all capital lease obligations of the Borrower which do not exceed the purchase price of the assets funded, (d) all guarantee obligations of the Borrower in respect of obligations of the kind referred to in clauses (a) through (c) above that the Borrower would not be permitted to incur or enter into, and (e) all obligations of the kind referred to in clauses (a) through (d) above that the Borrower is not permitted to incur or enter into that are secured and/or unsecured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured and/or unsecured by) any lien or encumbrance on property (including accounts and contract rights) owned by the Borrower, whether or not the Borrower has assumed or become liable for the payment of such obligation; provided, however, that the terms of this Section 2.2 shall not apply to (i) the Merger, (ii) any sale of non-core assets approved by the Board, (iii) any transaction contemplated by the Purchase Agreement or the Note Amendment Documents, or (iv) any indebtedness described above so long as the proceeds of such transaction are used to prepay the Notes in their entirety as described in Section 1.9 above within three (3) business days after the closing of such transaction.

2.3 Distributions on Capital Stock. So long as the Borrower shall have obligations under the Notes which equal or exceed the Principal Amount Threshold, the Borrower shall not without the Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock solely in the form of additional shares of Common Stock or (b) directly or indirectly or through any subsidiary make any other payment or distribution in respect of its capital stock except for distributions pursuant to any shareholders’ rights plan which is approved by a majority of the Borrower’s disinterested directors.

2.4 [Reserved.]

2.5 Sale of Assets. So long as the Borrower shall have obligations under the Notes which equal or exceed the Principal Amount Threshold, the Borrower shall not, without the Holder’s written consent, sell, divest, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business. Any consent by Holder to the disposition of any assets may be conditioned on a specified use of the proceeds of disposition; provided, however, that the terms of this Section 2.5 shall not apply to (i) the Merger, (ii) any sale, divestiture, lease or other disposition of non-core assets approved by the Board, or (iii) any transaction contemplated by the Purchase Agreement or the Note Amendment Documents; provided, further, that any proceeds of any other disposition permitted under this Section 2.5 may be used to prepay the Notes in their entirety as described in Section 1.9 above within three (3) business days after the closing of such disposition.

2.6 Advances and Loans; Affiliate Transactions. So long as the Borrower shall have obligations under the Notes which equal or exceed the Principal Amount Threshold, the Borrower shall not, without the Holder’s written consent, lend money, give credit, make advances to or enter into any transaction with any person, firm, joint venture or corporation, including, without limitation, officers, directors, employees, subsidiaries and affiliates of the Borrower, except loans, credits or advances (a) in existence or committed on the Issue Date and which the Borrower has informed Holder in writing prior to the Issue Date, (b) in regard to transactions with unaffiliated third parties, made in the ordinary course of business or (c) in regard to transactions with unaffiliated third parties, not in excess of $100,000. So long as the Borrower shall have any obligation under the Notes, the Borrower shall not, without the Holder’s written consent, repay any affiliate (as defined in Rule 144) of the Borrower in connection with any indebtedness or accrued amounts owed to any such party. Notwithstanding the foregoing, this Section 2.6 shall not apply to the Merger, any sale of non-core assets approved by the Board, or any transaction contemplated by the Purchase Agreement or the Note Amendment Documents.

2.7 Section 3(a)(9) or 3(a)(10) Transaction. So long as the Borrower shall have obligations under the Notes which equal or exceed the Principal Amount Threshold, the Borrower shall not enter into any transaction or arrangement structured in accordance with, based upon, or related or pursuant to, in whole or in part, either Section 3(a)(9) of the Securities Act (a “3(a)(9) Transaction”) or Section 3(a)(10) of the Securities Act (a “3(a)(10) Transaction”); provided that the foregoing shall not apply to the issuance of the Notes in exchange for shares of Common Stock pursuant to Section 2.6 of the Purchase Agreement, to any conversion of the Notes or the Original Notes, or to any issuance of pre-funded warrants or convertible preferred stock, or holding of shares in abeyance, pursuant to the Exchange Cap provisions of the Purchase Agreement, the Notes or the Note Amendment Documents. In the event that the Borrower does enter into, or makes any issuance of Common Stock related to a 3(a)(9) Transaction or a 3(a)(10) Transaction while this note is outstanding, a liquidated damages charge of 25% of the outstanding principal balance of the Notes, but not less than $25,000, will be assessed and will become immediately due and payable to the Holder at its election in the form of a cash payment or added to the balance of the Notes (under Holder’s and Borrower’s expectation that this amount will tack back to the Issue Date).

2.8 Preservation of Business and Existence, etc. So long as the Borrower shall have obligations under the Notes which equal or exceed the Principal Amount Threshold, the Borrower shall not, without the Holder’s written consent, (a) change the nature of its business; (b) enter into any Variable Rate Transaction; or (c) enter into any merchant cash advance transactions. In addition, so long as the Borrower shall have any obligation under the Notes, the Borrower shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries (other than dormant Subsidiaries that have no or minimum assets) to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary. Notwithstanding the foregoing, this Section 2.8 shall not apply to the Merger, any sale of non-core assets approved by the Board, or any transaction contemplated by the Purchase Agreement or the Note Amendment Documents.

2.9 Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate or Articles of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Notes, and will at all times in good faith carry out all the provisions of the Notes and take all action as may be required to protect the rights of the Holder.

2.10 Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Notes, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Notes, the Company shall execute and deliver to the Holder a new Note.

ARTICLE III. EVENTS OF DEFAULT

It shall be considered an event of default if any of the following events listed in this Article III shall occur and shall have not been cured within three (3) business days of written notice by the Holder to the Borrower of such event of default (if such event of default is able to be cured) (each, an “Event of Default”), provided, however, that such three (3) business day cure period shall not apply to any Event of Default under Sections 3.1 or 3.2:

3.1 Failure to Pay Principal or Interest. The Borrower fails to pay the Principal Amount hereof or interest thereon when due on the Notes, whether at maturity, upon acceleration or otherwise, or fails to fully comply with Section 1.10 of the Notes.

3.2 Conversion and the Shares. The Borrower (i) fails to issue Conversion Shares to the Holder (or announces or threatens in writing that it will not honor its obligation to do so) upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of the Notes, (ii) fails to transfer or cause its transfer agent to transfer (issue) (electronically or in certificated form) any certificate for the Conversion Shares issuable to the Holder upon conversion of or otherwise pursuant to the Notes as and when required by the Notes, (iii) fails to reserve the Reserved Amount at all times (subject to a five business day cure period beginning on the date that written notice of such deficiency is given by the Holder to the Borrower), (iv) the Borrower directs its transfer agent not to transfer or delays, impairs, and/or hinders its transfer agent in transferring (or issuing) (electronically or in certificated form) any certificate for the Conversion Shares issuable to the Holder upon conversion of or otherwise pursuant to the Notes as and when required by the Notes, or fails to remove (or directs its transfer agent not to remove or impairs, delays, and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw any stop transfer instructions in respect thereof) on any certificate for any Conversion Shares issued to the Holder upon conversion of or otherwise pursuant to the Notes as and when required by the Notes (or makes any written announcement, statement or threat that it does not intend to honor the obligations described in this paragraph) except for the exceptions contained in the Notes and any such failure shall continue uncured (or any written announcement, statement or threat not to honor its obligations shall not be rescinded in writing) for three (3) Trading Days after the Holder shall have delivered a Notice of Conversion, and/or (v) fails to remain current in its obligations to its transfer agent (including but not limited to payment obligations to its transfer agent). It shall be an Event of Default of the Notes, if a conversion of the Notes is delayed, hindered or frustrated due to a balance owed by the Borrower to its transfer agent. If at the option of the Holder, the Holder advances any funds to the Borrower’s transfer agent in order to process a conversion, such advanced funds shall be added to the principal balance of the Note.

3.3 Breach of Agreements and Covenants. The Borrower breaches in any material respect any covenant, agreement, or other term or condition contained in the Purchase Agreement, the Notes, Warrants (as defined in the Purchase Agreement) (the “Warrants”), or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith. Notwithstanding the foregoing, no failure to file, or to cause or maintain the effectiveness of, any registration statement under the Registration Rights Provisions shall constitute an Event of Default.

3.4 Breach of Representations and Warranties. Any representation or warranty of the Borrower made in the Purchase Agreement, the Notes, Warrants, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect when made.

3.5 Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

3.6 Judgments. Any money judgment, writ or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than $250,000, and shall remain unvacated, unbonded or unstayed for a period of sixty (60) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld.

3.7 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower which such proceedings the Borrower has not caused to be dismissed within sixty (60) calendar days of such filing date.

3.8 Failure to Comply with the 1934 Act. At any time after the Issue Date, the Borrower shall fail to comply with the reporting requirements of the 1934 Act and/or the Borrower shall cease to be subject to the reporting requirements of the 1934 Act.

3.9 Liquidation. Any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.

3.10 Cessation of Operations. Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.

3.11 Maintenance of Assets. The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

3.12 Financial Statement Restatement. The material restatement of any financial statements filed by the Borrower with the SEC for any date or period from two years prior to the Issue Date of the Notes and until the Notes are no longer outstanding.

3.13 [Reserved.]

3.14 Cross-Default. The declaration of an event of default by any lender or other extender of credit to the Company under any notes, loans, agreements or other instruments of the Company evidencing any indebtedness of the Company in excess of $100,000 (including those filed as exhibits to or described in the Company’s filings with the SEC), after the passage of all applicable notice and cure or grace periods, other than any event of default under the Original Notes that has been waived by the holders thereof, including any Events of Default waived under the Note Amendment Documents, including those identified on Schedule 5.18 thereto.

3.15 Variable Rate Transactions. The Borrower consummates a Variable Rate Transaction at any time on or after the Issue Date subject to the terms of the Purchase Agreement.

3.16 Inside Information. Any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Holder or its successors and assigns, which is not immediately cured by Borrower’s filing of a Form 8-K pursuant to Regulation FD on that same date; provided, however, that this Section 3.16 shall not apply to information provided to the Holder or its representative in its capacity as a member of the Board, the Special Committee or the Transaction Oversight Committee, or with the Holder’s prior consent.

3.17 [Reserved.]

3.18 Delisting, Suspension, or Quotation of Trading of Common Stock. If, at any time on or after the date on which the Borrower’s Common Stock becomes listed, quoted and/or begins trading on a Principal Market, the Borrower’s Common Stock (i) is suspended from trading, (ii) halted from trading, and/or (iii) fails to be quoted or listed (as applicable) on the OTCQB, OTCQX, any tier of the NASDAQ Stock Market, the New York Stock Exchange, or the NYSE American.

3.19 [Reserved.]

3.20 Rights and Remedies Upon an Event of Default. Upon the occurrence of any Event of Default specified in this Article III, the Notes shall become immediately due and payable, and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the Principal Amount then outstanding plus accrued interest through the date of full repayment, without any default interest or acceleration premium (collectively the “Default Amount”), as well as all costs, including, without limitation, legal fees and expenses, of collection, all without demand, presentment or notice, all of which hereby are expressly waived by the Borrower. Holder may, in its sole discretion, determine to accept payment part in Common Stock and part in cash. For purposes of payments in Common Stock, the conversion formula set forth in Section 1.2 shall apply as well as all other provisions of the Notes. The Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

ARTICLE IV. MISCELLANEOUS

4.1 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies of the Holder existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, e-mail or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by e-mail or facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

NEXGEL, INC.

2150 Cabot Boulevard West, Suite B

Langhorne, PA 19047

Attention: Brian J. Kieser, Interim Chief Executive Officer

with a copy to:

Honigman LLP

660 Woodward Avenue, Suite 2290

Detroit, MI 48226

Attn: Adam Snukal, Michael Rosenberg and N. Danny Shulman

If to the Holder:

The address set forth opposite the Holder’s name on Exhibit A to the Purchase Agreement

4.3 Amendments. This Note and any provision hereof may only be amended or waived by an instrument in writing signed by the Company and the Holders of a majority of the outstanding principal amount of all Notes; provided, however, that any amendment or waiver that disproportionately and adversely affects any Holder relative to the other Holders shall require the written consent of such Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. The Borrower shall not assign the Notes or any rights or obligations hereunder without the prior written consent of the Holder. The Holder may assign its rights hereunder to any “accredited investor” (as defined in Rule 501(a) of the 1933 Act) in a private transaction from the Holder or to any of its “affiliates”, as that term is defined under the 1934 Act, without the consent of the Borrower. Notwithstanding anything in the Notes to the contrary, the Notes may be pledged as collateral in connection with a bona fide margin account or other lending arrangement. The Holder and any assignee, by acceptance of the Notes, acknowledge and agree that following conversion of a portion of the Notes, the unpaid and unconverted principal amount of the Notes represented by the Notes may be less than the amount stated on the face hereof.

4.5 Cost of Collection. If default is made in the payment of the Notes, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.

4.6 Governing Law; Venue; Jury Trial Waiver. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by the Notes or any other agreement, certificate, instrument or document contemplated hereby shall be brought exclusively in the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks jurisdiction, any other state court of the State of Delaware or federal court located in the State of Delaware. The Borrower hereby irrevocably waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. THE BORROWER AND THE HOLDER HEREBY EACH IRREVOCABLY WAIVE ANY RIGHT THEY MAY HAVE, AND AGREE NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTIONS CONTEMPLATED HEREBY. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with the Notes or any other agreement, certificate, instrument or document contemplated hereby or thereby by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under the Notes and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

4.7 Certain Amounts. Whenever pursuant to the Notes the Borrower is required to pay an amount in excess of the outstanding Principal Amount (or the portion thereof required to be paid at that time) plus accrued and unpaid interest, the Borrower and the Holder agree that the actual damages to the Holder from the receipt of cash payment on the Notes may be difficult to determine and the amount to be so paid by the Borrower represents stipulated damages and not a penalty and is intended to compensate the Holder in part for loss of the opportunity to convert the Notes and to earn a return from the sale of shares of Common Stock acquired upon conversion of the Notes at a price in excess of the price paid for such shares pursuant to the Notes. The Borrower and the Holder hereby agree that such amount of stipulated damages is not plainly disproportionate to the possible loss to the Holder from the receipt of a cash payment without the opportunity to convert the Notes into shares of Common Stock.

4.8 Purchase Agreement. The Company and the Holder shall be bound by the applicable terms of the Purchase Agreement and the documents entered into in connection herewith and therewith.

4.9 Notice of Corporate Events. Except as otherwise provided below, the Holder of the Notes shall have no rights as a Holder of Common Stock unless and only to the extent that it converts the Notes into Common Stock. The Borrower shall provide the Holder with prior notification of any meeting of the Borrower’s shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Borrower of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation, reclassification or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any change in control or any proposed liquidation, dissolution or winding up of the Borrower, the Borrower shall mail a notice to the Holder, at least twenty (20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time. The Borrower shall make a public announcement of any event requiring notification to the Holder hereunder substantially simultaneously with the notification to the Holder in accordance with the terms of this Section 4.9.

4.10 Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under the Notes will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of the Notes, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of the Notes and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.

4.11 Construction; Headings. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of the Notes are for convenience of reference and shall not form part of, or affect the interpretation of, the Notes.

4.12 Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Holder in order to enforce any right or remedy under the Notes. Notwithstanding any provision to the contrary contained in the Notes, it is expressly agreed and provided that the total liability of the Company under the Notes for payments which under the applicable law are in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums which under the applicable law in the nature of interest that the Company may be obligated to pay under the Notes exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by applicable law and applicable to the Notes is increased or decreased by statute or any official governmental action subsequent to the Issue Date, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Notes from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to the Holder with respect to indebtedness evidenced by this Note, such excess shall be applied by the Holder to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at the Holder’s election.

4.13 Severability. In the event that any provision of the Notes is invalid or unenforceable under any applicable statute or rule of law (including any judicial ruling), then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of the Notes.

4.14 Terms of Future Financings. So long as this Note is outstanding, upon any issuance by the Borrower or any of its subsidiaries of any security, or amendment to a security that was originally issued before the Issue Date, with any term that the Holder reasonably believes is more favorable to the holder of such security or with a term in favor of the holder of such security that the Holder reasonably believes was not similarly provided to the Holder in the Notes, then (i) the Borrower shall notify the Holder of such additional or more favorable term within one (1) business day of the issuance and/or amendment (as applicable) of the respective security, and (ii) such term, at Holder’s option, shall become a part of the transaction documents with the Holder (regardless of whether the Borrower complied with the notification provision of this Section 4.14). The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing prepayment rate, interest rates, and original issue discounts. Notwithstanding the foregoing, this Section 4.14 shall not apply to any security issued or amended, or any term thereof, pursuant to or in connection with the Purchase Agreement, the Note Amendment Documents or the Merger.

4.15 Dispute Resolution. In the case of a dispute as to the determination of the Conversion Price, Conversion Amount, any prepayment amount or Default Amount, Issue, Closing or Maturity Date, the closing bid price, or fair market value (as the case may be) or the arithmetic calculation of the Conversion Price or the applicable prepayment amount(s) (as the case may be), the Borrower or the Holder shall submit the disputed determinations or arithmetic calculations via facsimile (i) within two (2) Trading Days after receipt of the applicable notice giving rise to such dispute to the Borrower or the Holder or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Borrower are unable to agree upon such determination or calculation within two (2) Trading Days of such disputed determination or arithmetic calculation (as the case may be) being submitted to the Borrower or the Holder, then the Borrower shall, within two (2) Trading Days, submit (a) the disputed determination of the Conversion Price, the closing bid price, or fair market value (as the case may be) to an independent, reputable investment bank selected by the Borrower and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Price, Conversion Amount, any prepayment amount or Default Amount, to an independent, outside accountant selected by the Holder that is reasonably acceptable to the Borrower. The Borrower shall cause at its expense the investment bank or the accountant to perform the determinations or calculations and notify the Borrower and the Holder of the results no later than two (2) Trading Days from the time it receives such disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation shall be binding upon all parties absent demonstrable error.

[signature page follows]

IN WITNESS WHEREOF, Borrower has caused the Notes to be signed in its name by its duly authorized officer on [__], 20[__].

NEXGEL, INC.

By:
Name:	Brian J. Kieser
Title:	Interim Chief Executive Officer

AGREED TO AND ACCEPTED BY:

HOLDER:

If an individual:

Name:

If an entity:

[PARTY NAME]

By:
Name:
Title:

EXHIBIT A — NOTICE OF CONVERSION

The undersigned hereby elects to convert $[__] principal amount of the Note (defined below) into that number of shares of Common Stock to be issued pursuant to the conversion of the Note (“Common Stock”) as set forth below, of NEXGEL, INC., a Delaware corporation (the “Borrower”), according to the conditions of the unsecured convertible promissory note (replacement note) of the Borrower dated as of [__], 20[__] (the “Note”), as of the date written below. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

Box Checked as to applicable instructions:

☐	The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DWAC Transfer”).

Name of DTC Prime Broker:
Account Number:

☐	The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth below (which numbers are based on the Holder’s calculation attached hereto) in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Date of Conversion:
Applicable Conversion Price:	$
Number of Shares of Common Stock to be Issued Pursuant to Conversion of the Note:
Amount of Principal Balance Due remaining Under the Note after this conversion:

By:
Name:
Title:
Date: